Exhibit 99.1

SeraCare Life Sciences Announces Closing of Public Offering of Common Stock

Oceanside, Ca. – June 1, 2005 – SeraCare Life Sciences, Inc. (Nasdaq: SRLS) announced today the closing of a public offering of 4,025,000 shares of its common stock at a public offering price of $12.25 per share. 3,477,600 shares were sold by the company and 547,400 shares were sold by certain selling shareholders. These share amounts include shares issued as a result of the underwriters’ exercise of their over-allotment option in full at the closing.

CIBC World Markets Corp. acted as the sole book-running manager in this offering. Thomas Weisel Partners LLC and William Blair & Company, L.L.C. acted as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact:

The Trout Group

Tim Ryan, 212-477-9007 x24

tryan@troutgroup.com

Source: SeraCare Life Sciences, Inc.